Exhibit 10.17

 AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 28th day of August, 2013 by and between Aeroflex Incorporated, a Delaware corporation, with its principal office located at 35 South Service Road, Plainview, NY 11803 (together with its successors and assigns permitted hereunder, the “Company”), and John Adamovich, Jr. (hereinafter the “Executive” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into an Executive Employment Agreement dated November 9, 2005 (the “Effective Date”), as amended on November 21, 2006, December 1, 2006, December 31, 2008, September 17, 2009, November 2010 and September 28, 2012 (collectively, the “Prior Agreement”) under which the Parties agreed upon the terms pursuant to which the Employee would provide services to the Company as further described therein, and

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1.          EMPLOYMENT PERIOD. Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending at midnight on September 17, 2013 (the “Initial Term”). After the Initial Term, this Agreement will renew automatically for additional one (1) year periods (each a “Renewal Term”) unless either party provides written notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term as the case may be (the Initial Term and any Renewal Terms, collectively, the Employment Period”)

2.          TERMS OF EMPLOYMENT.

(a)          Positions and Duties.

(i)          During the term of the Executive’s employment hereunder, the Executive shall serve as Chief Financial Officer of the Company and, in so doing, shall report directly to the President and the Board of Directors of the Company. The Executive shall have such management, supervisory and operational functions and other powers, functions and duties consistent with the Executive’s title and duties as may from time to time reasonably be prescribed by the Board.

(ii)         During the term of the Executive’s employment hereunder, and excluding any periods of vacation, paid holiday, and sick and personal leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of the Executive’s employment, it shall not be a violation of this Agreement for the Executive to (1) serve on civic or charitable boards or committees, (2) serve, with the Board’s prior written approval (which may be withheld in the sole discretion of the Board), on corporate boards or committees, (3) manage personal investments, and/or (4) serve as an officer of one or more affiliates of the Company, including the Company’s parent, so long as such activities, either individually or in the aggregate, do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)          Compensation.

(i)           Base Salary. During the term of the Executive’s employment hereunder, the Executive shall receive an annual salary (the “Base Salary”) of Four Hundred Forty Thousand Dollars ($440,000), which shall be paid in accordance with the customary payroll practices of the Company for services rendered as Chief Financial Officer of the Company.

(ii)         Bonus.

(1)         For the 2014 Fiscal Year, the Executive shall be eligible to receive an annual bonus of between 33-1/3% and 100% of his Base Salary based upon the achievement of the Company’s EBITDA targets for the 2014 Fiscal Year as established by the Board. More particularly, (i) 33-1/3% of the Executive’s 2014 Base Salary will be awarded to the Executive as a bonus if the Company’s 2014 EBITDA is equal to the minimum 2014 EBITDA target established by the Board (the “Threshold EBITDA”); (ii) 66-2/3% of the Executive’s Base Salary will be awarded as a bonus if the Company’s 2014 EBITDA is equal to the 2014 EBITDA Target established by the Board (the “ EBITDA Target” or the “2014 Target Bonus”); and (iii) 100% of the Executive’s Base Salary will be awarded to the Executive as a bonus if the Company’s 2014 EBITDA is equal to or greater than the maximum 2014 EBITDA Target established by the Board (the “Maximum EBITDA”). The Executive’s 2014 bonus shall be determined by linear interpolation if the Company’s 2014 EBITDA is between the Threshold EBITDA and the EBITDA Target or between the EBITDA Target and the Maximum EBITDA, as the case may be. No annual bonus will be paid if the Company’s 2014 EBITDA is below the Threshold EBITDA for the 2014 Fiscal Year. The EBITDA Target shall be subject to equitable redetermination by the Board in the event of any divestiture, acquisition or other extraordinary event and to such modification, as may be appropriate, to reflect various types of accounting adjustments that historically and otherwise have been or are approved by the Compensation Committee.

(2)         Beginning with Fiscal Year 2015 and for each Fiscal Year thereafter, during the term of the Executive’s employment hereunder, the Executive shall be eligible to earn an annual performance bonus (the “Performance Bonus”). The target amount of such annual bonus (if any) will be 66-2/3% percent of Executive’s Base Salary for the applicable fiscal year (the “Target Bonus”). The minimum amount of such annual bonus will be 33-1/3% percent of Executive’s Base Salary for the applicable fiscal year (the “Minimum Bonus”) and the maximum amount of such annual bonus will be 100% percent of Executive’s Base Salary for the applicable fiscal year (the “Maximum Bonus”). The terms and conditions of the Performance Bonus will be as set forth in the Company’s applicable performance bonus plan, as the Company may adopt from time to time.

(3)         Any annual bonus payable pursuant to this Section 2(b)(ii) shall be paid on or prior to March 15 of the year following the year such bonus is earned.

(iii)        Investment Plans. During the term of the Executive’s employment hereunder, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs (“Investment Plans”) appertaining to his position in accordance with practices established by the Board, including 401K and supplemental life insurance plans, but Executive shall not participate in the Company’s Supplemental Executive Retirement Plan.

(iv)        Welfare Benefit Plans. During the term of the Executive’s employment hereunder, the Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) to the extent applicable to executive employees generally in accordance with practices established by the Board.

(v)         Expenses. During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing his duties hereunder, including, without limitation, transportation, hotel, and living expenses and other business and entertainment expenses, in accordance with the policies, practices and procedures of the Company.

(vi)        Vacation and Holidays. During each complete twelve month period of the Executive’s employment hereunder, the Executive shall be entitled to 27 days of personal time off (“PTO”) and such paid holiday and leave time as are in accordance with the plans, policies, programs and practices of the Company.

(vii)       Car Allowance. The Company will provide the Executive with a car allowance in the amount of One Thousand ($1,000) per month, such amount to be paid monthly in accordance with the normal payroll practices of the Company.

(c)          Deferred Compensation Retirement Benefit.

(i)          Exclusive of the Compensation provided in Subsection (b) of this Section 2, the Company shall pay to the Executive a deferred compensation retirement benefit in the manner provided below, unless forfeited by the occurrence of any of the events of forfeiture specified in subsection 2(c)(v)(1) and (2).

(ii)         The Company shall credit, without proration, to a book reserve (the “Deferred Compensation Account”) established for this purpose, $50,000 on the 1st day of December, 2006 and, thereafter, during the Employment Period, $50,000 on the 1st day of each successive December provided that the Executive is then still employed by the Company on such date.

(1)         The Deferred Compensation Account shall be notionally invested and reinvested in such bonds, mutual funds and securities as may be selected, in its discretion, by the Board of Directors or, if delegated to do so, by the Compensation Committee (the “Board”). In the exercise of the foregoing discretionary investment powers, the Board may engage investment counsel and, if it so desires, may delegate to such counsel full or limited authority to select the assets in which the Deferred Compensation Account is to be notionally invested.

(2)         The Executive agrees on behalf of himself and his designated beneficiary to assume all risk in connection with any decrease in value of the Deferred Compensation Account.

(3)         Title to, and beneficial ownership of, any assets, whether cash or investments, which the Company may earmark to pay the deferred compensation retirement benefit hereunder, shall at all times remain in the Company, and, accordingly, Executive and his designated beneficiary shall not have any property interest whatsoever in any specific assets of the Company.

(iii)        The benefits to be paid as deferred compensation (unless they are forfeited by the occurrence of any of the events of forfeiture specified in subsection 2(c)(v)) below are as follows:

(1)          If the Executive’s employment with the Company hereunder or otherwise is terminated on or after the Executive shall have reached the Retirement Age, then, not earlier than a date 6 months thereafter, the Company shall pay to him in a single lump sum payment, an amount equal to the fair market value of the Deferred Compensation Account (“Benefits”) as of the effective date of termination. For purposes of this subparagraph 2(c), “Retirement Age” shall mean 58 years of age.

(2)         Subject to subsection 2(c)(v)(1), (2) and (3) hereof, if the Executive’s employment is terminated for any reason other than death or Disability but before the Executive shall have reached the Retirement Age, then the Deferred Compensation Account shall continue to be notionally invested or held in cash as the Board, in its discretion, may determine, and no payment shall be made until the Executive shall have reached the Retirement Age, at which time a payment of the Benefits, valued as of the date the Executive attained the Retirement Age, shall be made to him in one lump sum payment. Notwithstanding the foregoing, if before reaching the Retirement Age, the Executive should die, or if before reaching the Retirement Age, the Executive should become permanently “Disabled”, as defined in Section 409A(a)(2)(C) of the Code, then the Benefits valued as of the date of death or Disability shall be made to the Executive or his designated beneficiary as soon as administratively practicable following such date.

(3)          If the Executive’s employment is terminated because of Disability (as defined in Section 3(a)) or death before he has reached the Retirement Age and while he is in the employ of the Company, then, in a single lump sum payment, the Company shall pay the Benefits to the Executive (in the event of his “Disability” as defined in Section 409A(a)(2)(C) of the Code) or to his designated beneficiary (in the event of his death) in one lump sum payment as soon as administratively practicable following such date.

(4)          If the Executive’s designated beneficiary should die after the death of the Executive but before the required payment is to be made by the Company, then the benefits, valued as the date of the death of the Executive, shall be paid to the estate of such designated beneficiary.

(5)          The beneficiary referred to above may be designated or changed by the Executive (without the consent of any prior beneficiary) on a form provided by the Company and delivered to the Company at any time before the Executive’s death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Executive, then, the benefits, valued as of the date of death of the Executive, shall be paid to the Executive’s estate in one lump sum payment as soon as administratively practicable following such date.

(6)         In the event that the Company undergoes a “change in control event,” as such term is defined in Treasury Regulation §1.409A-3(i)(5) and the Executive’s employment with the Company is terminated within two years after such event by (A) the Company other than for death or Disability or any one or more of the reasons set forth in Section 3(b)(ii), (iii) or (iv), or (B) the Executive for Good Reason, then, in either such case, the effective date of termination shall be deemed to be the Retirement Age and payments shall be made to the Executive in the same manner and to the same extent as provided in subsection 2(c)(iii)(1).

(7)          Notwithstanding anything herein to the contrary, if (i) the Executive is to receive payments or benefits under this Agreement by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit required under this Agreement shall not commence until the first day which is at least six months after the termination of the Executive’s employment. Such payments or benefits, which would have otherwise been required to be made over such six month period, shall be paid to the Executive in one lump sum payment or otherwise provided to the Executive as soon as administratively feasible after the first day which is at least six months after the termination of the Executive’s employment. Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth in the applicable section of this Agreement. For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to the Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

(iv)        Nothing contained in this Section 2(c) and no action taken pursuant thereto shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive, his designated beneficiary or any other person. The Deferred Compensation Account as may be notionally invested under the provisions of this Section 2(c) shall continue for all purposes to be a part of the general funds of the Company, and no person other than the Company shall by virtue of the provisions of this Section 2(c) have any interest in the Deferred Compensation Account. To the extent that any person acquires a right to receive payments from the Company under this Section 2(c), such right shall be no greater than the right of any unsecured general creditor of the Company.

(v)          Notwithstanding anything herein contained to the contrary, no payment of any then unpaid portion of the Deferred Compensation Account shall be made, and all rights of Executive hereunder, his designated beneficiary, executors or administrators, or any other person to receive such payments thereof, shall be forfeited if any of the following events shall have occurred:

(1)          The Executive shall have been terminated pursuant to Sections 3(b)(ii), (iii) or (iv) hereof.

(2)          After the Executive ceases to be employed by the Company, he shall fail or refuse to abide by any terms, conditions or covenants of this Agreement that are intended to survive, including, but not limited to, Sections 6, 7, and 8 hereof.

(3)          The Executive shall have engaged, directly or indirectly, in any activity or otherwise shall have conducted himself in a manner inimical to the best interests of the Company as reasonably determined by the Board in its discretion.

(vi)         The right of the Executive or any other person entitled to the payment of deferred compensation retirement benefits under this Section 2(c) shall not be assigned, transferred, pledged or encumbered without the prior express written consent of the Company, except by will or by the laws of descent and distribution.

(vii)        If the Board shall find that any person to whom any payment is to be made pursuant to this Section 2(c) is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be made to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Board to have incurred expense for such person otherwise entitled to payment in such manner and proportions as the Board may determine. Any such payment shall be a complete discharge of the liabilities of the Company under this Section 2(c).

(viii)       Nothing contained herein shall be construed as conferring upon the Executive the right to continue in the employ of the Company in any capacity.

(ix)          Any benefits payable under this Section 2(c) shall not be deemed salary or other compensation to the Executive for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of the Company for the benefit of its employees.

(x)          The Board shall have full power and authority to interpret, construe, and administer the provisions of this Section 2(c), and the Board’s interpretation and construction thereof as well as any actions taken thereunder, including, but not limited to, the valuation of the Deferred Compensation Account and the determination of the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Board (or any Committee thereof) shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Section 2(c) unless attributable to his own willful misconduct or gross negligence.

3.          TERMINATION OF EMPLOYMENT.

(a)          Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If a Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may give to the Executive written notice in accordance with Section 13(b) hereunder of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and obligations hereunder for a period of 90 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). Notwithstanding the foregoing, no such condition shall be considered a “Disability,” unless such condition also meets the requirements of being “Disabled” under Section 409A(a)(2)(C) of the Code.

(b)           Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (i) a breach by the Executive of the Executive’s material obligations under Section 2(a) which is not cured within ten (10) days of the receipt by the Executive of written notice thereof from the Company; (ii) commission by the Executive of an act of fraud upon, or willful misconduct of a material nature toward, the Company, as reasonably determined by a majority of the Board, (iii) a material breach by the Executive of Section 7, 8 or 9; (iv) the conviction of the Executive of any felony or any misdemeanor involving moral turpitude (or a plea of nolo contendere thereto); (v) the Executive being found liable in any civil proceeding for an act by the Executive constituting work place harassment; or (vi) the willful and continuing failure of the Executive to carry out, or comply with, in any material respect any reasonable directive of the Board consistent with the terms of this Agreement.

(c)          Termination for Good Reason by the Executive. The Executive may terminate this Agreement for Good Reason and such termination shall constitute a termination without Cause by the Company. “Good Reason” shall mean the occurrence of a breach by the Company of its material obligations to the Executive, which breach is not cured within ten (10) Business Days of the receipt by the Company of written notice thereof from the Executive.

(d)          Notice of Termination. Any termination (i) by the Company, whether for Cause or without Cause, or (ii) the Executive, whether or not for Good Reason, shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)          Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by the Company other than for Cause, including by non-renewal pursuant to Section 1, the date on which the Company notifies the Executive of such termination or any later date specified by the Board or, in the case of non-renewal, the last day of the Employment Period; and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4.          OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)          Without Cause. If during the Employment Period, the Company shall terminate the Executive’s employment without Cause (which, for this purpose, shall include non-renewal), except in either such case within twenty-four (24) months following a Change in Control (as defined below), the Company shall pay to the Executive or his heirs (1) within ten (10) days after the Date of Termination, the sum of the Executive’s Base Salary through the Date of Termination, to the extent not theretofore paid, plus all accrued PTO pay, unreimbursed business expenses and other accrued but unpaid compensation described in Section 2(b) above (the “Accrued Obligations”); (2) any amount arising from the Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; (3) subject to Executive’s execution and nonrevocation of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached hereto as Exhibit A within 30 days following the date of such termination (the “Release”), commencing, notwithstanding any provision to the contrary in Sections 4(a)(3)(A)-(C), on the 30th day following such Date of Termination (provided that, payments or benefits that would otherwise have been owed to Executive prior to the 30th day after the Date of Termination shall be made to or on behalf of Executive on the 30th day after the Date of Termination), (A) an amount equal to the Executive’s Base Salary payable for the one-year period immediately following the Date of Termination as if the Executive had not been terminated and remained an employee through the expiration of such period together with an amount equal to one times the Target Bonus; (B) the unpaid bonus, based on the Company’s actual performance for the Fiscal Year in which the Date of Termination occurs, if any, prorated to the Date of Termination, such bonus, if any, to be paid at the time that the Company pays bonuses, if any, to other senior executives of the Company; and (C) the Executive and qualifying members of the Executive’s family shall be entitled to continue to participate, at the Company’s expense, in the Company’s Welfare Plans, including medical, dental and prescription coverage, for said one-year period.

(b)          Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within twenty (20) days after the Date of Termination, the Accrued Obligations; (ii) the Accrued Investments which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) an annual bonus in the amount of the Target Bonus applicable for the Fiscal Year in which the Executive’s death or Disability occurs, prorated to the Date of Termination, such bonus to be paid at the time the Company pays such bonuses to other senior executives of the Company. In addition, the qualifying members of the Executive’s family shall be entitled to continue their participation at the Company’s expense in the Company’s Welfare Plans for a period of twelve (12) months after the Date of Termination.

(c)          Cause. If the Executive’s employment shall be terminated by the Company for Cause during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments (which shall be payable in accordance with the terms and conditions of the Investment Plans), and the continuance of benefits under the Welfare Plans to the Date of Termination.

5.          Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below, and the Executive’s employment by the Company shall thereafter have been terminated in accordance with Section 5(b) hereof.

(a)          Definition. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events after the date of this Agreement:

(i)          the acquisition, directly or indirectly, by a “person” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by or from the Company or any corporation or other entity in which the Company owns or controls directly or indirectly at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation, or in the case of a noncorporate entity, at least 50% of the profits or capital interest in such entity (a “Subsidiary”), or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (B) any acquisition by an individual who as of the effective date of the Plan is a member of the Board, (C) any acquisition by any underwriter in any firm commitment underwriting of securities to be issued by the Company, or (D) any acquisition by any corporation (or other entity) if, immediately following such acquisition, 65% or more of the then outstanding shares of common stock (or other equity unit) of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity), are beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding Voting Securities in substantially the same proportions, respectively, as their ownership immediately prior to the acquisition of the stock and Voting Securities; or

(ii)         the following individuals cease for any reason to constitute a majority of the Board: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the stockholders of the Company was approved and recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date of the Plan or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)        the consummation of the sale or other disposition of all or substantially all of the assets of the Company, other than to an entity, at least 65% of the Voting Securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(iv)        the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 65% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and (B) such voting power among the holders thereof is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to the Business Combination; or

(v)         the consummation of a plan of complete liquidation or substantial dissolution of the Company, other than a liquidation or substantial dissolution, which would result in the Voting Securities of the entity after such liquidation or dissolution, if any, continuing to represent (whether by remaining outstanding or by being converted to voting securities of the surviving entity) 65% or more of the Voting Securities or the voting power of the voting securities of such surviving entity outstanding immediately after such liquidation or dissolution, and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to the such liquidation or dissolution; or

(vi)        the sale, transfer, assignment, distribution or other disposition by the Company and/or one of its Subsidiaries, in one transaction, or in a series of related transactions within any period of 18 consecutive calendar months (including, without limitation, by means of the sale, transfer, assignment, distribution or other disposition of the capital stock of any Subsidiary or Subsidiaries), of assets which account for an aggregate of 50% or more of the consolidated revenues of the Company and the Subsidiaries of the Company, as applicable, as determined in accordance with U.S. generally accepted accounting principles, for the fiscal year most recently ended prior to the date of such transaction (or, in the case of a series of transactions as described above, the first such transaction); provided, however, that no such transaction shall be taken into account if substantially all the proceeds thereof (whether in cash or in kind) are used after such transaction in the ongoing conduct by the Company and/or its Subsidiaries) of the business conducted by the Company and/or its Subsidiaries prior to such transaction.

Notwithstanding the above, no event shall be considered a Change in Control unless and until such purported Change in Control meets the requirements of a “change in control event,” as set forth in Treasury Regulation §1.409A-3(i)(5).

(b)          Termination. If any of the events described in Section 5(a) hereof constituting a Change in Control of the Company shall have occurred, the Executive, if terminated during the twenty four (24) months following such Change in Control, shall be entitled to the benefits provided in Section 5(c) hereof, unless such termination is due to the Executive’s death or Disability, or is by the Company for Cause, or is by the Executive for other than Good Reason. In the event that, upon the occurrence of a Change in Control, the Executive is eligible for retirement in accordance with the terms and conditions of any applicable corporate retirement plan or program in effect immediately preceding such Change in Control, the Executive’s eligibility for immediate retirement benefits, and any request therefor, shall not preclude the Executive’s receipt of severance benefits under Section 5(c) hereof as a result of any termination without Cause or for Good Reason.

(c)          Severance Benefits on Termination. If, after any Change in Control (as defined herein) shall have occurred, the Executive’s employment shall be terminated during the twenty-four (24) months following the date of such Change in Control (A) by the Company other than for death, Disability or Cause or (B) by the Executive for Good Reason, the Executive shall be entitled to certain severance benefits (hereinafter the “Severance Benefits”) as provided below:

(i)          The Company shall pay the Executive’s full base salary through the date of termination at the rate which is the higher of the (then) current annual rate or the annual rate in effect immediately prior to the date of any Change in Control. The Company shall also pay the Executive the amount, if any, of any unpaid earned annual bonus for the preceding fiscal year, as well as a pro rata portion of the higher of (i) the earned annual bonus for the preceding fiscal year or (ii) the Target Bonus for the fiscal year in which the termination of employment occurs. In addition, the Company shall continue in full force and effect through the date of termination the Executive’s participation in all stock ownership, stock purchase or stock option plans, all health and welfare benefit plans, and all insurance and disability plans as may be in effect at the date of the Change in Control. Any bonus component of the Executive’s severance shall be paid in lump sum as soon as practical following such termination.

(ii)         Subject to Sections 5(c)(iv) and 5(c)(v) hereof, the Company shall pay as Severance Benefits to the Executive on or before the fifth (5th) day following the date of termination of employment, a lump sum payment (“the lump sum payment”) equal to two and fifty one hundredths (2.50) times the sum of (A) the Executive’s base salary at the rate which is the higher of the (then) current annual rate or the annual rate in effect immediately prior to the date of any Change in Control and (B) the Target Bonus. Such lump sum payment shall be subject to all applicable Federal, state and local income and FICA taxes including all required withholding amounts.

(iii)        For the continued benefit of the Executive and the Executive’s eligible dependents, the Company shall maintain in full force and effect until the earlier of (A) December 31 of the second calendar year following the calendar year of termination or (B) the Executive’s commencement of full-time employment with a new employer, at the same cost as is paid by similarly-situated continuing employees all medical and health plans and programs for which the Executive was eligible immediately prior to the date of termination, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs, and subject further to such periodic changes in such plans and programs as are generally applicable to all participants in such plans and programs. The Executive will be responsible for any income tax liability arising out of any continued participation in such health and medical plans and programs, and notwithstanding the provision of this Section 5(c)(iii), no additional employment service credits shall be given for the period of such continued participation.

(iv)        Notwithstanding the foregoing, if any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to, or by reason of, any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto) or to any similar tax imposed by state or local law (the “Excise Tax”), then the aggregate amount of Payments payable to the Executive shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an Excise Tax; provided, however, that such reduction shall only be effected if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to the Executive without any such reduction, as determined by the Company’s auditors. Any such reduction in the preceding sentence shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.

(v)         Notwithstanding anything herein to the contrary, if (i) the Executive is to receive payments or benefits under this Agreement by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit required under this Agreement shall not commence until the first day which is at least six months after the termination of the Executive’s employment. Such payments or benefits, which would have otherwise been required to be made over such six month period, shall be paid to the Executive in one lump sum payment or otherwise provided to the Executive as soon as administratively feasible after the first day which is at least six months after the termination of the Executive’s employment. Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth in the applicable section of this Agreement. For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to the Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

(vi)        If the Agreement expires at the end of the Initial Term or any Renewal Term as a result of the issuance of a notice of non-renewal by the Executive as contemplated in Section 1, the Company shall have no further obligations to the Executive other than the payment of the Accrued Obligations and the Accrued Investments and the continuation of benefits under the Welfare Plans to the date of termination.

6.          FULL SETTLEMENT, MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Sections 4 or 5 arising out of the termination of the Executive’s employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 7, 8, or 9 or criminal misconduct.

7.          CONFIDENTIAL INFORMATION.

(a)          The Executive acknowledges that the Company and their affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). As defined herein, Confidential Information shall not include (i) information that is known to other persons or entities generally, (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof, and (iii) information that the Executive possessed on or prior to the Effective Date.

(b)          The Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge or to the Executive’s attorneys, accountants and personal representatives for purposes of representing the Executive).

(c)          The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company or as authorized by the Company.

(d)          As used in this Section 7 and in Sections 8 and 9, “Company” shall include the Company and any of its subsidiaries.

8.          SURRENDER OF MATERIALS UPON TERMINATION. Upon any termination of the Executive’s employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and their affiliates which are in the Executive’s possession custody or control and shall cause any third parties to whom he has entrusted such information whether or not in compliance with Section 7, to return such information to the Company.

9.          NON-COMPETITION. During the Employment Period, the Executive will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is at the time involved or actively considering becoming involved, nor will the Executive engage in any other activities which conflict with his obligations to the Company. During the Employment Period and (a) in the case of termination by the Company for Cause or termination by the Executive without Good Reason, for one year after the Date of Termination, (x) directly or indirectly, either as principal, agent, employee, consultant, officer, director, stockholder, or in any other capacity, engage in or have a financial interest in, any business, or the relevant division or subsidiary of any such business, which is competitive with the business of the Company or any of its subsidiaries or affiliates, provided, however, that the Executive’s ownership of not more than two percent (2%) of the outstanding stock of a publicly traded company shall not be prohibited by this clause (x); (y) induce employees of the Company or any of its subsidiaries or affiliates to join with the Executive in any capacity, direct or indirect, in any business in which the Executive may be or become interested whether or not competitive with the Company; or (z) solicit customers of the Company. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

10.         EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the executive compensation, employee benefit and other plans or programs appertaining to his position in accordance with any policy or practice established by the Board.

11.         OWNERSHIP AND DISCLOSURE OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES AND INVENTIONS, AND ALL ORIGINAL WORKS OF AUTHORSHIP. All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Company or which are created by the Executive in the course and scope of his employment or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive’s employment by the Company whether during or outside of usual working hours, and whether on the Company’s premises or not, and which relate to the Company’s past, present or reasonably anticipated business, products or services (including all such information relating to research, formulations, processes, computer programs, simulations, and data bases, manufacturing techniques, designs, financial and sales models and other data, pricing and trading terms, evaluations, opinions, interpretations, the identity of customers or their requirements or of key contacts within the customer’s organizations, or marketing and merchandising techniques), operating and acquisition strategies, are and shall be (insofar as the Executive is concerned) the sole and exclusive property of the Company. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be (insofar as the Executive is concerned) the sole and exclusive property of the Company.

12.         INDEMNIFICATION. The Company shall indemnify and hold harmless the Executive from and against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) (collectively, “Losses”) incurred by the Executive in connection with the investigation, defense or disposition of any action, suit or other proceeding in which the Executive may be involved or with which the Executive may be threatened (whether arising out of or relating to matters asserted by third parties or incurred or sustained by the Executive in the absence of a third-party claim), by reason of his being a director, officer or employee of the Company or of any subsidiary or affiliate of the Company, or that arises out of or results from any act taken, or any failure to act, by the Executive which was, in his good faith judgment, in the best interests of the Company, whether within the course of performance of his duties or otherwise; provided, however, that the Company shall not be required to indemnify or hold the Executive harmless from any Losses which arise out of or result from the Executive’s gross negligence or willful misconduct.

13.         MISCELLANEOUS.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement, they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term “including” herein shall be construed as meaning “including without limitation.” This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)          All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, overnight courier or given by electronic facsimile transmission or mailed by first class, certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Mr. John Adamovich, Jr.
29 Eakins Road
Manhasset, New York 11030
Telecopier No.: (516) 365-3078
Telephone No.: (516) 365-0507

with a copy to:	Mr. Lee D. Unternam
Kurzman, Karelsen & Frank, LLP
230 Park Avenue
New York, New York 10169
Telecopier No.: (212) 599-1759
Telephone No.: (212) 867-9500

If to the Company:	Aeroflex Incorporated
35 South Service Road
P.O. Box 6022
Plainview, New York 11803-0622
Attention: President
Telecopier No.: (516) 694-4823
Telephone No.: (516) 694-6700

with a copy to:	Moomjian, Waite & Coleman, LLP
100 Jericho Quadrangle, Suite 225
Jericho, New York 11753
Telecopier No.: (516) 937-5900
Telephone No.: (516) 937-5050

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)          If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

(d)          The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)          The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)          The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 7, 8 and 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 7, 8 and 9 by the Executive.

(g)          The provisions of this Agreement constitute the complete understanding and agreement, and supersede and entirely replace any other agreement, between the parties with respect to the subject matter hereof.

(h)          This Agreement may be executed in two or more counterparts.

(i)          As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “Control”, and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(j)          This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, successors, estate and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(k)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined, its parent, Aeroflex Holding Corp., and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14.         COMPLIANCE WITH CODE SECTION 409A. It is intended that any expense reimbursement made under this Agreement shall be exempt from Code Section 409A. Notwithstanding the foregoing, if any expense reimbursement shall be determined to be “deferred compensation” within the meaning of Code Section 409A, including without limitation any reimbursement under Sections 2(b)(v), 4(a) and 5(c)(iii), then the reimbursement shall be made to the Executive as soon as practicable after submission of the reimbursement request, but no later than December 31 of the year following the year during which such expense was incurred.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ John Adamovich, Jr.
John Adamovich, Jr.

AEROFLEX INCORPORATED

/s/ Leonard Borow
Name: Leonard Borow
Title: President

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